PRUDENTIAL WORLD FUND, INC.
GATEWAY CENTER THREE, 4th Floor
100 MULBERRY STREET
NEWARK, NJ 07102




December 21, 2005



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549


Re:	Prudential World Fund, Inc.
File No. 811-3981


Ladies and Gentlemen:

Enclosed please find the Annual Report on Form N-SAR for the above referenced Fund, for the twelve-month period ended October 31, 2005. The enclosed is being filed electronically via the EDGAR System.



Yours truly,


/s/ Jonathan D. Shain
Jonathan D. Shain
Secretary





This report is signed on behalf of the
Registrant in the City of Newark and State of New Jersey on the 21st day of December 2005.



Prudential World Fund, Inc.



By: /s/ Jonathan D. Shain	Witness: /s/ Floyd L. Hoelscher
Jonathan D. Shain                   Floyd L. Hoelscher
Secretary





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